Exhibit 99.1

For Immediate Release

Contact:

James R. Goff

Senior Director,

Corporate Communications

(510) 574-1421

jgoff@pdl.com

PROTEIN DESIGN LABS COMPLETES ACQUISITION

OF ESP PHARMA AND RETAVASE PRODUCT

Fremont, Calif., March 24, 2005 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI), a leading developer of humanized monoclonal antibodies, today announced that it has completed its previously announced acquisition of ESP Pharma Holding Company, Inc. (ESP Pharma), a leading privately held, hospital-focused pharmaceutical company.  ESP Pharma focuses on selectively acquiring approved and late-stage development products addressing the needs of the acute-care hospital market.  ESP Pharma was founded in April 2002 around the acquisition of several therapeutics from Wyeth, including ESP Pharma’s leading product, Cardene® IV.

Under the terms of the ESP Pharma acquisition agreement, all shares of ESP Pharma common and preferred stock were exchanged for 9,853,770 shares of PDL common stock and $325,000,000 in cash.

PDL has also completed, through the purchase of ESP Pharma, the previously announced acquisition of certain product rights and assets relating to a product known as Retavase® from Centocor, Inc., a biopharmaceutical operating company of Johnson & Johnson (Centocor).

Under the terms of the Retavase acquisition agreement, ESP Pharma paid to Centocor $110 million for the rights to manufacture, develop, market and distribute Retavase® (reteplase) in the United States and Canada.  Additional milestone payments of up to $45 million will be made if additional conditions relating to the ongoing clinical trials and manufacturing arrangements are satisfied.

Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions.  PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer.  Further information on PDL is available at www.pdl.com or by contacting James R. Goff, Senior Director, PDL Corporate Communications, (510) 574-1421 or jgoff@pdl.com.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.  Cardene is a registered trademark of Roche Palo Alto LLC.  Retavase is a registered trademark of ESP Pharma, Inc., a wholly-owned subsidiary of Protein Design Labs, Inc.

Protein Design Labs, Inc.

34801 Campus Drive

Fremont, CA 94555

Tel: 510.574.1400

Fax: 510.574.1500